AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT

THIS AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is made as of January 1, 2024 (restating the Agreement dated June 3, 2010), by and between Intrepid Capital Management Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of the Intrepid Income Fund (“Fund”), a series of the Trust, and the adviser of the Fund, Intrepid Capital Management, Inc. (the “Adviser”).
WITNESSETH
WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser, dated as of June 30, 2007, as amended or supplemented to date (the “Advisory Agreement”); and
WHEREAS, the Adviser has agreed to limit the Fund’s operating expenses pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Adviser to implement those limits.
AGREEMENT
NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:
1.LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to waive all or a portion of its agreed to advisory fees with respect to the Fund under the Advisory Agreement, and to reimburse the Fund for operating expenses it incurs (if necessary) to the extent necessary to ensure that the total operating expenses (excluding all federal, state and local taxes, interest, brokerage commissions and other costs incurred in connection with the purchase and sale of securities, extraordinary items, and sales, distribution and other fees incurred under a plan adopted pursuant to Rule 12b-l under the Investment Company Act of 1940, as amended) do not exceed 1.15% of the average daily net assets of the Investor Class shares of the Fund, and do not exceed 1.00% of the average daily net assets of the Institutional Class shares of the Fund, each through January 31, 2025.  For purposes of this Agreement, “Acquired Fund Fees and Expenses” are not operating expenses.
2.REIMBURSEMENT OF FEES AND EXPENSES. The Adviser has a right to receive reimbursement for fee reductions and/or expense payments made pursuant to this Agreement made in the prior three fiscal years, provided that after giving effect to such reimbursement total operating expenses (excluding all federal, state and local taxes, interest, brokerage commissions and other costs incurred in connection with the purchase and sale of securities and extraordinary items) do not exceed 1.15% of the average daily net assets of the Investor Class shares of the Fund, and do not exceed 1.00% of the average daily net assets of the Institutional Class shares of the Fund, in the year of reimbursement.
3.TERM. Except with respect to Section 2 hereof, this Agreement shall be effective through January 31, 2024, and shall continue thereafter for one year terms unless terminated.
4.TERMINATION. This Agreement can only be terminated by the Board of Trustees of the Trust.
5.ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6.SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.
7.GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.
INTREPID CAPITAL MANAGEMENT FUNDS TRUST
(the “Trust”), on behalf of the Intrepid Income Fund

By:         /s/ Mark Travis
    Mark Travis, President

INTREPID CAPITAL MANAGEMENT, INC.
(the “Adviser”)

By:         /s/ Mark Travis
    Mark Travis, President

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